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                                                                   EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT

                  This EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of this 20th day of September, 2002 by and between Instinet Group Incorporated, a Delaware corporation (together with any successor thereto, the "Company"), and Edward J. Nicoll ("Executive").

                                  WITNESSETH:

                  WHEREAS, Executive is currently employed by Datek Online Holdings Corp ("Datek") as its Chief Executive Officer and is simultaneously employed by Island Holding Company, Inc. (or any successor thereto, "Island") and is serving as the Chairman of the Board of Directors of Island, in each case, pursuant to the terms of the Amended and Restated Employment Agreement between Executive and Datek, dated as of October 15, 1999 (the "Datek Employment Agreement");

                  WHEREAS, pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 9, 2002, among the Company, Instinet Merger Corporation, a wholly owned subsidiary of the Company ("Merger Sub"), and Island, Merger Sub and Island will merge (the "Merger") and the surviving corporation to the Merger will become a direct wholly owned subsidiary of the Company;

                  WHEREAS, in connection with the execution of the Merger Agreement, the Company and Executive entered into a letter agreement, dated as of June 9, 2002 (together with Exhibit A thereto, the "Letter Agreement"), which, among other things, provides that Executive will assume the position of Chief Executive Officer of the Company, commencing on the date that includes the effective time of the Merger (the "Closing Date"), sets forth the principal terms of Executive's employment with the Company and provides that the Company and Executive will enter into a definitive agreement setting forth such principal terms;

                  WHEREAS, the Company desires to secure the exclusive services of Executive on the terms and conditions set forth in this Agreement and Executive desires to accept such employment, on such terms and conditions, in each case, commencing on the Closing Date;

                  WHEREAS, each of the Company and Executive agrees that Executive will have a prominent role in the management of the business, and the development of the goodwill, of the Company and its Affiliates (as defined below), and will establish and develop relations and contacts with the principal customers and suppliers of the Company and its Affiliates in the United States, Europe and Asia (collectively, the "Restricted Territory"), all of which constitute valuable goodwill of, and could be used by Executive to compete unfairly with, the Company and its Affiliates; and

                  WHEREAS, (i) in the course of his employment with the Company, Executive will obtain confidential and proprietary information and trade secrets concerning the business and operations of the Company and its Affiliates in the Restricted Territory that could be used to compete unfairly with the Company and its Affiliates; (ii) Executive will create and develop certain work products, inventions and other intellectual property which constitute an essential

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portion of the property of the Company and its Affiliates, (iii) the covenants and restrictions contained in Sections 8 through 14, inclusive, are intended to protect the legitimate interests of the Company and its Affiliates in their respective goodwill, trade secrets and other confidential and proprietary information and intellectual property; and (iv) Executive desires to be bound by such covenants and restrictions.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, the Company and Executive hereby agree as follows:

                  l. Agreement to Employ; Effective Date of Agreement. Upon the terms and subject to the conditions of this Agreement and subject to consummation of the Merger, the Company hereby employs Executive effective as of the Closing Date, and Executive hereby accepts such employment with the Company effective as of such date.

                  2.       Term; Position and Responsibilities.

                  (a) Term of Employment. Unless Executive's employment shall sooner terminate pursuant to Section 7, the Company shall employ Executive on the terms and subject to the conditions of this Agreement for a term commencing on the Closing Date and ending on the three year anniversary of the Closing Date (the "Initial Term"). Effective upon the expiration of the Initial Term and of each Additional Term (as defined below), Executive's employment hereunder shall be deemed to be automatically extended, upon the same terms and conditions, for an additional period of one year (each, an "Additional Term"), in each such case, commencing upon the expiration of the Initial Term or the then current Additional Term, as the case may be, unless the Company or Executive shall have given notice, at least 6 months prior to the expiration of the Initial Term or such Additional Term, of its or his intention not to extend the Employment Period (as defined below) hereunder. Any such notice of nonextension delivered by the Company to Executive shall be deemed a termination of Executive's employment by the Company Without Cause as of (i) the last day of the Initial Term or then current Additional Term, as the case may be, or (ii) any earlier date specified by the Company in such notice, provided that such earlier date is not less than 30 days after the date such notice is delivered. Any such notice of nonextension delivered by Executive to the Company shall be deemed a termination of Executive's employment by Executive without Good Reason as of the last day of the Initial Term or then current Additional Term, as the case may be. The period during which Executive is employed by the Company pursuant to this Agreement shall be referred to as the "Employment Period."

                  (b) Position and Responsibilities. During the Employment Period, Executive shall serve as Chief Executive Officer of the Company, reporting directly to the Board of Directors of the Company (the "Board"), and shall have such duties and responsibilities as are customarily assigned to individuals serving in such position, including, without limitation, the authority to hire, fire and determine the compensation of senior executives and other key employees of the Company in accordance with the corporate governance principals and procedures of the Company and the Compensation Committee of the Board (the "Compensation Committee"), and such other duties consistent with Executive's title and position as the Board specifies from time to time. Executive shall devote all of his skill, knowledge, commercial

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efforts and working time to the conscientious and faithful performance of his duties and responsibilities for the Company (except for (i) vacation time as provided by Company policy and absence for sickness or similar disability and
(ii) to the extent that it does not interfere with the performance of Executive's duties hereunder, (A) such reasonable time as may be devoted to the fulfillment of Executive's civic responsibilities and, subject to the prior written approval of the Compensation Committee (which approval, in the case of the Compensation Committee's consideration of those directorships held by Executive immediately prior to the date of the Merger Agreement, will not be unreasonably withheld) and to compliance with the provisions of Sections 8 through 14, inclusive, service on boards of directors of other corporations and entities and (B) such reasonable time as may be necessary from time to time for personal financial matters).

                  Effective on the Closing Date, Executive shall become a member of the Board. Thereafter, during the Employment Period, the Company shall use its reasonable best efforts to cause Executive to be nominated and re-elected to serve as a member of the Board at each annual meeting of the shareholders of the Company at which Executive's election will be subject to a shareholder vote.

                  3. Base Salary. As compensation for the services to be performed by Executive during the Employment Period, the Company shall pay Executive a base salary at an annualized rate of $600,000, payable in installments on the Company's regular payroll dates. The Compensation Committee shall review Executive's base salary for increase annually during the period of his employment hereunder and, in its sole discretion, may adjust such base salary upward from time to time based upon such factors as the Compensation Committee shall consider relevant. The annual base salary payable to Executive under this Section 3 shall hereinafter be referred to as the "Base Salary".

                  4.       Incentive Compensation and Equity Arrangements.

                  (a) Annual Incentive Bonus. During the Employment Period and subject to the review and approval of the Compensation Committee, Executive shall be eligible to participate in the annual bonus program maintained by the Company for its senior executives (the "Annual Bonus Plan"). Provided that, except to the extent expressly provided otherwise in Section 7(f), Executive's employment with the Company has not terminated prior to the last day of the fiscal year of the Company in respect of which the applicable Bonus is payable, Executive shall have the opportunity to receive an annual bonus (the "Bonus") under the Annual Bonus Plan, which may be paid in cash, restricted stock, options or other non-cash compensation, in an amount to be determined by the Compensation Committee based on the achievement by the Company of such performance objectives as may be established from time to time by the Compensation Committee or other committee of the Board; provided that:

                           (i) for the portion of calendar year 2002 commencing on January 1, 2002 and ending on the Closing Date (the "Pre-Closing Period"), Executive shall be entitled to an annual bonus payable by Island in such amount as shall be determined by the Compensation Committee of the Board of Directors of Island, provided that the amount of such bonus shall not exceed the product of (x) $500,000, multiplied by (y) a fraction, the numerator of which is equal to the number of days in the Pre-Closing Period and the

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         denominator of which is 365, such bonus to be payable in cash, as soon as reasonably practicable following the Closing Date;

                           (ii) for the portion of calendar year 2002 commencing on the Closing Date and ending on December 31, 2002 (the "Post-Closing Period"):

                                    (A) Executive's target Bonus (the "2002
                  Target Bonus") shall equal the product of (x) $2 million, multiplied by (y) a fraction, the numerator of which is equal to the number of days in the Post-Closing Period and the denominator of which is 365 and shall be payable to Executive (assuming his continued employment through at least December 31, 2002) if the Compensation Committee determines that the Company has achieved 100% of the performance objectives for the Post-Closing Period relating to the integration of the businesses of the Company and Island established by the Compensation Committee;

                                    (B) Executive shall be entitled to a
                  minimum Bonus (the "Minimum 2002 Bonus") equal to 50% of the 2002 Target Bonus (assuming such continued employment through at least December 31, 2002);

                                    (C) subject to clause (D), the Minimum 2002
                  Bonus and any portion of the 2002 Target Bonus that is payable in excess of the Minimum 2002 Bonus will be paid in cash; and

                                    (D) on or prior to the Closing Date,
                  Executive may elect, in a written instrument submitted to the Company, to receive up to 50% of the Minimum 2002 Bonus, net of applicable withholding taxes, in a number of shares of common stock of the Company (the "Common Stock") equal to the quotient of (x) dollar amount of the Minimum 2002 Bonus to be paid in such shares, divided by (y) the closing price per share of Common Stock on September 23, 2002, as reported on the New York Stock Exchange (the "September 23rd Share Price").

                           (iii) for calendar year 2003, Executive's target Bonus shall equal $2 million and shall be payable to Executive (assuming his continued employment through at least the end of the 2003 fiscal year and otherwise in accordance with the terms of this Agreement and the Annual Bonus Plan) if the Compensation Committee determines that the Company has achieved 100% of the performance objectives relating to the integration of the businesses of the Company and Island and any other financial performance targets established by the Compensation Committee for such calendar year after consultation with Executive.

                  (b) Option Grants. (i) In General. During the Employment Period, Executive shall be eligible to participate in the Instinet 2000 Stock Option Plan (as the same may be amended and in effect from time to time, the "2000 Option Plan") and any subsequent stock option plan maintained by the Company for its senior executives, in all such cases, at a level commensurate with Executive's title and position with the Company, provided that Executive shall be entitled to receive an annual grant of options for calendar year 2003 in accordance with Section 4(b)(iii) below. The terms and conditions of all options to purchase shares of Common

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Stock granted to Executive under the 2000 Option Plan or under any subsequent stock option plan maintained by the Company or its Affiliates (collectively, the "Options"), including the grant, vesting, exercise, payment and all other terms of such Options, shall be governed by the terms of the stock option plan under which such Options are granted, as such plan or plans may be amended and in effect from time to time, except the terms "cause," "good reason," "without cause" and "disability" shall have the respective meanings assigned to such terms herein for all purposes of any Options granted to Executive under the Option Plan or under any such subsequent stock option plan.

                  (ii) Special Retention Grant. Effective as of the Closing Date and subject to consummation of the Merger and Executive's commencement of employment with the Company pursuant to this Agreement, Executive shall receive a one-time grant of options (the "Retention Options") to purchase 575,000 shares of Common Stock (which number shall not be subject to adjustment in respect of any dividend which may be declared or paid by the Company with a record date on or prior to the Closing Date)(1), at an exercise price per share equal to the September 23rd Share Price, as determined in accordance with the 2000 Option Plan. Subject to Executive's continued employment from the Closing Date to the applicable vesting date specified herein, 25% of the Retention Options will become vested on the eighteen month anniversary of the Closing Date and the remaining 75% of the Retention Options will become vested in thirty-six equal increments, on each monthly anniversary of the Closing Date thereafter, commencing with the nineteen calendar month anniversary of the Closing Date. All other terms and conditions of the Retention Options will subject to and governed by the terms and provisions of the 2000 Option Plan.

                  (iii) 2003 Annual Option Grant. Subject to Executive's continued employment through the applicable date of grant, Executive will be eligible to receive an annual grant under the 2000 Option Plan for calendar year 2003 of options (the "2003 Annual Options") to purchase 300,000 shares of Common Stock (which number shall not be subject to adjustment in respect of any dividend which may be declared or paid by the Company with a record date on or prior to the Closing Date), at an exercise price per share equal to the reported closing selling price per share of Common Stock on the NASDAQ National Market on the last trading prior to the date of grant, as determined in accordance with the 2000 Option Plan. The 2003 Annual Options will be granted to Executive on the date that annual awards under the 2000 Option Plan are granted to the Company's other senior executives, currently anticipated to be in February of 2003. Subject to Executive's continued employment from the date of grant to the applicable vesting date specified herein, 25% of the 2003 Annual Options will become vested on the first anniversary of the date of grant and the remaining 75% of the 2003 Annual Options will become vested in thirty-six equal increments, on each monthly anniversary of the date of grant thereafter, commencing with the thirteen calendar month anniversary of the date of grant. All other terms and conditions of the 2003 Annual Options will subject to and governed by the terms and provisions of the 2000 Option Plan.

---------------------------
(1) Note that the number of option shares to be granted at the closing and in '03 has been established after giving effect to the extraordinary cash dividend to be declared prior to the Closing Date and the exercise price will be determined based on the market price for the Common Stock after the record date, which will also reflect the effects of the dividend.

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                  (c)      Island Equity Awards. On the date hereof, Executive
holds (i) options to purchase 50,000 shares of Class A common stock of Island (the "Island Options") that were granted to Executive pursuant to the terms of the Island ECN 2001 Stock Incentive Plan (as the same may be amended and in effect from time to time, the "Island Incentive Plan") and the related grant agreements evidencing such Island Options and listed on Schedule A attached hereto (collectively, the "Island Grant Agreements") and (ii) stock appreciation rights with respect to 136,790 shares of Class A common stock of Island (the "Island SARs" and, together with the Island Options, the "Island Equity Awards") that were granted to Executive pursuant to The Datek Online Holdings Corp. 2001 Special Island Stock Appreciation Right Plan (the "Datek SAR Plan") and the related grant agreements evidencing such Island SARs and listed on Schedule B attached hereto (collectively, the "Datek SAR Grant Agreements" and, together with the Island Incentive Plan, the Island Grant Agreements and the Datek SAR Plan, the "Island Award Documents"). Pursuant to the terms of the Merger Agreement, at the Effective Time of the Merger (as defined in the Merger Agreement), all of Executive's Island Equity Awards that are then outstanding will be converted into and constitute an option (with respect to Island Options) or stock appreciation right (with respect to Island
SARs) to purchase or with respect to, as the case may be, a number of shares of Common Stock, at an exercise or base price per share, in each case determined in accordance with the Merger Agreement, on the same terms and conditions as were applicable to the corresponding Island Equity Award immediately prior to the Effective Time, except as specifically provided below in this Section 4(c).

                  Executive hereby acknowledges and confirms that, pursuant to the Letter Agreement, Executive has waived any and all rights he may have or have had to the accelerated vesting and/or exercisability of any of the Island Equity Awards as provided in the Letter Agreement, all of the relevant terms and conditions of which are incorporated herein by reference as if fully set forth herein. Executive hereby further acknowledges and agrees that the terms or phrases "cause," "good reason," "without cause" and "disability," as used in any of the Island Award Documents (or similar terms used in such agreements) shall have the respective meanings assigned to such terms herein for all purposes of such Island Award Documents and (ii) in the event of any termination of Executive's employment, including any such termination for good reason or without cause, as so defined, Executive's rights, if any, in respect of the vesting and/or exercisability of any then outstanding Island Equity Awards will be governed exclusively by the provisions of the Letter Agreement and Section 7(f)(i) herein.

                  (d) Lock-Up. During the period commencing on the date hereof and ending the eighteen month anniversary of the Closing Date (the "Holding Period"), Executive shall not be permitted to and shall not, directly or indirectly, sell, transfer, pledge, assign, alienate, hypothecate or otherwise dispose of or encumber all or any portion of any shares of Common Stock beneficially owned by Executive, including without limitation by gift, operation of law or otherwise, other than (i) in the event that, during the Holding Period, Executive exercises any Options or Island Equity Awards that are options to purchase Common Stock, Executive shall be permitted to sell a number of shares of Common Stock having an aggregate market value at the time of such sale equal to the aggregate Federal, state and local income and employment taxes incurred and payable by Executive as a result of such exercise of options, (ii) by will or by the laws of descent and distribution to the estate of Executive upon Executive's death or (iii) following any termination of Executive's employment with the Company Without Cause (as defined below) or, subject to the prior written consent of the Compensation Committee, which

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may be given or withheld in its absolute discretion, following a resignation by
Executive from employment with the Company for Good Reason (as defined below). Any purported or attempted transfer of any shares of Common Stock in violation of this Section 4(d) or otherwise shall be null and void.

                  During the Holding Period, any stock certificates or other documents evidencing any shares of Common Stock beneficially owned by Executive shall be held in the custody of the Secretary of the Company, provided that, upon the written request of Executive, the Company shall issue and deliver to Executive a stock certificate for any shares of Common Stock Executive is permitted to sell or transfer in accordance with and under the circumstances described in clause (i), (ii) or (iii) of the forgoing paragraph, free and clear of all restrictions. The Company may deliver stop transfer instructions with respect to the shares of Common Stock subject to restrictions on transfer pursuant to this Agreement to implement such restrictions and may cause any stock certificates or other documents representing such shares to bear appropriate legends on the face thereof during the Holding Period. Executive shall cooperate with the Company with respect to the delivery of the applicable shares of Common Stock to the custody of the Company and the application of any legend on the applicable share certificates or other documents. Notwithstanding the foregoing custody arrangement, during the Holding Period Executive shall retain all of the rights of a stockholder with respect to such shares of Common Stock, including voting and dividend rights. Upon the expiration of the Holding Period, the Company shall issue and deliver to Executive a stock certificate for such shares of Common Stock, free and clear of all restrictions hereunder and without the legends referred to in this paragraph.

                  5. Employee Benefits. During the Employment Period, Executive shall be eligible to participate in the employee benefit plans and programs maintained by the Company from time to time in which senior executives of the Company are eligible to participate, including to the extent maintained by the Company life, medical, dental, accidental and disability insurance plans and profit sharing, pension, retirement, deferred compensation and savings plans, in accordance with the terms and conditions thereof as in effect from time to time. The benefits referred to in this Section 5 shall be provided to Executive on a basis that is commensurate with Executive's position and duties with the Company.

                  6.       Perquisites and Expenses.

                  (a) General. During the Employment Period, Executive shall be eligible to participate in all special benefit or perquisite programs of the Company generally available from time to time to senior executives of the Company, on the terms and conditions thereof as in effect from time to time.

                  (b) Business Travel, Lodging, etc. During the Employment Period, the Company shall reimburse Executive for reasonable travel, lodging, meal and other reasonable expenses incurred by him in connection with the performance of his duties and responsibilities hereunder upon submission of evidence, satisfactory to the Company, of the incurrence and purpose of each such expense and otherwise in accordance with the terms and conditions of the Company's business expense reimbursement policy applicable to its senior executives as in effect from time to time.

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                  (c)      Vacation. During the Employment Period, Executive
shall be entitled to paid vacation on an annualized basis in the amount provided by Company policy.

                  7.       Termination of Employment.

                  (a) Termination Due to Death or Disability. Executive's employment may be terminated by the Company due to Executive's Disability (as defined below). A "Disability" termination shall occur if, because of Executive's physical or mental incapacity, Executive has been unable for a period of 180 consecutive days or a non-consecutive period of four months in any twelve consecutive month period to perform his material duties hereunder and thereafter the Company gives notice of termination to Executive as a result thereof prior to Executive's return to full time performance of his material duties hereunder. If there is disagreement between the parties as to Executive's Disability, a determination thereof shall be made by a physician chosen by Executive and reasonably acceptable to the Company. In the event that Executive's employment hereunder terminates due to his death or is terminated by the Company due to Executive's Disability, no termination benefits shall be payable to or in respect of Executive except as provided in Section 7(f) (ii).

                  (b) Termination by the Company for Cause. Executive's employment may be terminated by the Company for Cause (as defined in the 2000 Option Plan). In the event of a termination of Executive's employment by the Company for Cause, no termination benefits shall be payable to or in respect of Executive except as provided in Section 7(f)(ii).

                  (c) Termination Without Cause. Executive's employment may be terminated by the Company Without Cause (as defined below). In the event of a termination of Executive's employment by the Company Without Cause, no termination benefits shall be payable to or in respect of Executive except as provided in Section 7(f)(i). For purposes of this Agreement, a termination "Without Cause" shall mean a termination of Executive's employment by the Company other than due to Executive's death or Disability as described in
Section 7(a) and other than for Cause as described in Section 7(b).

                  (d) Termination by Executive. Executive may terminate his employment for any reason, including for Good Reason (as defined below). In the event of a termination of Executive's employment by Executive other than for Good Reason, no termination benefits shall be payable to or in respect of Executive except as provided in Section 7(f)(ii) and in the event of a termination of Executive's employment by Executive for Good Reason, no termination benefits shall be payable to or in respect of Executive except as provided in Section 7(f)(i). For purposes of this Agreement, a termination of employment by Executive for "Good Reason" shall mean a termination by Executive of his employment with the Company within 30 days following the occurrence, without Executive's consent, of any of the following events: (i) a material diminution in the Executive's position or operational duties, authority or responsibilities for the Company; (ii) a material decrease in the Executive's base pay, fees, incentive compensation opportunities, and/or employee benefits and prerequisites; or (iii) a requirement that the Executive relocate his or her primary place of employment or service by more that 30 miles; provided that the Executive shall have given the Company notice of the event or events constituting Good Reason and the Company shall have failed to cure such event or events within 10 business days after receipt of such notice.

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                  (e)      Notice of Termination; Date of Termination.

                  (i) Notice of Termination. Any termination by the Company pursuant to Section 7(a), 7(b) or 7(c), or by Executive pursuant to Section 7(d), shall be communicated by a written Notice of Termination addressed to the other party to this Agreement. A "Notice of Termination" shall mean a notice stating that Executive or the Company, as the case may be, is electing to terminate Executive's employment with the Company, stating the proposed effective date of such termination, indicating the specific provision of this
Section 7 under which such termination is being effected and, if applicable, setting forth in reasonable detail the circumstances claimed to provide the basis for such termination.

                  (ii) Date of Termination. The term "Date of Termination" shall mean (i) if Executive's employment is terminated by his death, the date of his death, (ii) if Executive's employment is terminated by the Company for Cause, the date on which Notice of Termination is given or, if later, the effective date of termination specified in such Notice of Termination, and
(iii) except as provided in clause (iv), if Executive's employment is terminated by the Company Without Cause, due to Executive's Disability or by Executive for any reason, the date specified in the applicable Notice of Termination, provided that such date shall not be less than 30 days nor more than 60 days after the date on which Notice of Termination is given and (iv) if Executive's employment terminates pursuant to Section 2(a) in connection with the delivery by either party of a notice of nonrenewal, the applicable date determined in accordance with Section 2(a). The Employment Period shall expire on the Date of Termination.

                  (f)      Payments Upon Certain Terminations.

                  (i) In the event of a termination of Executive's employment by the Company Without Cause or a termination by Executive of his employment for Good Reason during the Employment Period, the Company shall pay to Executive (or, following his death, to Executive's estate) within 30 days of the Date of Termination his (x) full Base Salary through the Date of Termination, (y) reimbursement for any unreimbursed business expenses incurred by Executive prior to the Date of Termination that are subject to reimbursement pursuant to Section 6(b) and (z) payment for vacation time accrued as of the Date of Termination but unused (such amounts under clauses (x), (y) and (z), collectively the "Accrued Obligations"). In addition, in the event of any such termination of Executive's employment; provided Executive executes and delivers to the Company a Release and Discharge of Claims substantially in the form previously provided to Executive in connection with the execution of this Agreement, Executive (or, following his death, Executive's estate) shall be entitled to the following payments and benefits:

                  (A) continued payments of the Base Salary, payable in installments in accordance with the Company's regular payroll policies, for the period beginning on the Date of Termination and ending on the eighteen month anniversary of the Date of Termination (the "Severance Period");

                  (B) a portion of Executive's Bonus for the fiscal year of the Company that includes the Date of Termination, such portion to equal the product (such product, the "Pro Rata Bonus") of (1) the Bonus that would have been payable to Executive for such year had he remained employed for the entire fiscal year and had Executive and the

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         Company each achieved (but not exceeded) the target performance objectives for such year established by the Board or a committee thereof, multiplied by (2) a fraction, the numerator of which is equal to the number of days in such fiscal year that precede the Date of Termination and the denominator of which is equal to 365, such amount to be payable to Executive within five business days following the date (the "Bonus Payment Date") annual bonuses for such fiscal year are actually paid by the Company to its active executives;

                  (C) payment of an amount equal to 150% of the Average Annual Bonus (as defined below) within 10 days following the Date of Termination;

                  (D) continued coverage during the Severance Period under the Company's medical and dental insurance plans referred to in
         Section 5 (the "Continued Benefits") for Executive and his eligible dependents participating in such plans immediately prior to the Date of Termination, subject to timely payment by Executive of all premiums, contributions and other co-payments required to be paid by active senior executives of the Company under the terms of such plans as in effect from time to time;

                  (E) with respect to any Options and Islands Equity Awards held by Executive immediately prior to the Date of Termination, (1) those Options and Island Equity Awards that have not become vested prior to the Date of Termination and that would, based solely on Executive's continued employment, have become vested during the Severance Period but for Executive's termination of employment, shall continue to vest and become exercisable in accordance with their respective terms during the Severance Period as though Executive had continued to be employed by the Company for such period, (2) all other Options and Island Equity Awards that have not become vested prior to the Date of Termination shall expire on the Date of Termination and (3) to the extent vested, outstanding Options and Island Equity Awards shall be exercisable during the Severance Period and for the period following the expiration of the Severance Period ending on the earlier of (x) the normal expiration date of the applicable Option or Island Equity Award, (y) the 30th day following the expiration of the Severance Period and (z) any later date provided in clause (ii) of Section II(a) of the Letter Agreement with respect to the Island Equity Awards specifically referenced therein; and

                  (F) the Holding Period shall expire solely on the conditions and to the extent provided in Section 4(d) hereof.

                  The term "Average Annual Bonus" means the average of the annual cash Bonuses plus the value, as determined by the Board, as of the date of grant of any non-cash Bonuses paid to Executive under the Annual Incentive Bonus Plan for each of the three complete fiscal years of the Company ending immediately prior to the Date of Termination during which Executive was employed by the Company or, if Executive has been employed by the Company for an aggregate period of less than three fiscal years, the average of such annual Bonuses paid to Executive by the Company under the Annual Incentive Bonus Plan for Executive's period of employment, except that in the event of a termination by the Company Without Cause or a termination by Executive of his employment for Good Reason as of a Date of Termination prior to January 1, 2004, the term "Average Annual Bonus" shall mean an amount equal to $2 million.

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

                  Executive shall not have a duty to mitigate the costs to the Company under this Section 7 (f) (i), nor shall any payments from the Company to Executive of Base Salary, Average Annual Bonus and Pro Rata Bonus be reduced, offset or canceled by any compensation or fees earned by (whether or not paid currently) or offered to Executive during the Severance Period by a subsequent employer or other Person (as defined below) for which Executive performs services, including but not limited to consulting services. The foregoing notwithstanding, should Executive receive health and medical benefits coverage by a subsequent employer during the Severance Period, all similar health and medical benefits coverage provided by the Company to Executive shall immediately terminate.

                  (ii) If Executive's employment shall terminate upon his death or Disability or if the Company shall terminate Executive's employment for Cause or Executive shall terminate his employment without Good Reason in any such case during the Employment Period, the Company shall pay to Executive (or, in the event of Executive's death, to his estate) the Accrued Obligations within 30 days following the Date of Termination. In addition, if Executive's employment shall terminate upon his death or Disability during the Employment Period, the Company shall pay to Executive (or, in the event of Executive's death, to his estate) the Pro Rata Bonus, if any, in one lump sum within five business days following the Bonus Payment Date for the fiscal year of the Company that includes the Date of Termination.

                  (iii) Except as specifically set forth in this Section 7(f), no benefits payable to Executive under any otherwise applicable plan, policy, program or practice of the Company or its Affiliates in which Executive was a participant during his employment with the Company or its Affiliates shall be limited by this Section 7(f), provided that Executive shall not be entitled to receive any payments or benefits under any such plan, policy, program or practice providing any bonus or incentive compensation or severance compensation or benefits (and the provisions of this Section 7(f) shall supersede the provisions of any such plan, policy, program or practice).

                  (g) Resignation upon Termination. Effective as of any Date of Termination under this Section 7 or otherwise as of the date of Executive's termination of employment with the Company, Executive shall resign, in writing, from all Board memberships and other positions then held by him, or to which he has been appointed, designated or nominated, with the Company and its Affiliates.

                  8. Unauthorized Disclosure. During the period of Executive's employment with the Company and following any termination of such employment, without the prior written consent of the Board or its authorized representative, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Executive shall use reasonable efforts to consult with the Board prior to responding to any such order or subpoena, and except as required in the appropriate performance of his duties hereunder, Executive shall not disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, programs, software, protocols, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including but not limited to data and other information relating to members of the Board of Directors of the Company or any of its Affiliates or to management of the Company or any of its Affiliates), operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information (a) relating to the

Company or any of its Affiliates or (b) that the Company or any of its Affiliates may receive belonging to suppliers, customers or others who do business with the Company or any of its Affiliates (collectively, "Confidential Information") to any third person unless such Confidential Information has been previously disclosed to the public or is in the public domain (other than by reason of Executive's breach of this Section 8).

                  9. Non-Competition. During the period of Executive's employment with the Company and the period of (a) 18 months after the Date of Termination in the event of termination of Executive's employment by the Company without Cause or by Executive for Good Reason, or (b) 12 months after the Date of Termination in the event of termination of Executive's employment for any other reason (such periods, collectively, the "Restriction Period"), Executive shall not, directly or indirectly, become employed by, engage in business with, serve as an agent or consultant to, or become a partner, member, principal, stockholder or other owner of, any Person that competes anywhere in the Restricted Territory, with the Business (as defined below); provided however, that the foregoing shall not prohibit Executive from (i) holding five percent (5%) or less of an interest in the equity or debt securities of any publicly traded company; (ii) after the Employment Term, working for a competing entity in a noncompeting division or subsidiary or (iii) engaging in any activity with the prior written approval of the Board.

                  10. Non-Solicitation of Employees. During the Restriction Period, Executive shall not, directly or indirectly, for his own account or for the account of any other Person, anywhere in the Restricted Territory, (i) solicit for employment, employ or otherwise interfere with the relationship of the Company or any of its Affiliates with any natural person throughout the world (x) who is or was employed by or otherwise engaged to perform services for the Company or any of its Affiliates at any time during which Executive was employed by the Company (in the case of any such activity by Executive during the period of Executive's employment with the Company) or
(y) who is or was employed by or otherwise engaged to perform services for the Company or any of its Affiliates at any time during the six-month period preceding such solicitation, employment or interference (in the case of any such activity by Executive after the date of Executive's termination of employment), other than any such solicitation or employment on behalf of the Company or its Affiliates during Executive's employment with the Company, or
(ii) induce any employee of the Company or its Affiliates who is a member of management to engage in any activity which Executive is prohibited from engaging in under any of Sections 8, 9, 10 or 11 or to terminate his employment with the Company. For purposes of this Section 10 and Section 11, the terms "solicit" and "solicitation" mean any communication of any kind whatsoever, regardless of by whom initiated, inviting, encouraging or requesting any person or entity to take or refrain from taking any action.

                  11.      Non-Solicitation of Customers. During the
Restriction Period, Executive shall not, directly or indirectly, for his own account or for the account of any other Person, anywhere in the Restricted Territory, solicit or otherwise attempt to establish any business relationship of a nature that is competitive with the business or relationship of the Company or any of its Affiliates with any Person (x) which is or was a customer or client of the Company or any of its Affiliates at any time during which Executive was employed by the Company (in the case of any such activity by Executive during the period of Executive's employment with the Company) or (y) which is or was a customer or client of the Company or any of its Affiliates at any time during the twelve-month period preceding the Date of Termination (in the case of any such activity by Executive after the date of Executive's termination of employment), other than any such solicitation on behalf of the Company or any of its Affiliates during Executive's employment with the Company.

                  12. Return of Documents. In the event of the termination of Executive's employment for any reason, Executive shall deliver to the Company all of the property of the Company and its Affiliates and the non-personal documents and data of any nature and in whatever medium of each of the Company and its Affiliates, and he shall not take with him any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

                  13. Work Product. Executive agrees to disclose in confidence to the Company any and all inventions, improvements, designs, original works of authorship, formulas, processes, computer software programs, databases and trade secrets (including, but not limited to, market information and marketing designs, proposals and concepts) (all taken together, the "Developments") that Executive makes, conceives, first reduces to practice, or creates, either alone or jointly with others while Executive is employed by the Company and that: (a) result from any work performed by Executive for the Company, whether or not in the normal course of Executive's duties or during normal business hours; (b) reasonably relate to the actual or anticipated business, services, products, research or development of Executive; or (c) are developed with the use of the Company time, equipment, supplies or facilities. Executive must promptly disclose Developments to the Company whether or not such Developments are patentable, copyrightable or protectible as trade secrets. Executive understands and agrees that all Developments shall be the sole and exclusive property of the Company and shall constitute "work made for hire" (as that term is defined under Section 101 of the U.S. Copyright Act, 17 U.S.C. Section 101) with the Company being the person for whom the work was prepared and that all intellectual property rights therein shall be the sole and exclusive property of the Company, and that in the event that any such Development is deemed not to be a "work made for hire," Executive hereby irrevocably assigns, transfers and conveys to the Company, exclusively and perpetually, all right, title and interest which Executive may have or acquire in and to such Development throughout the world, including without limitation any copyrights and patents, and the right to secure registrations, renewals, reissues, and extensions thereof. Executive agrees to sign any documents and to do all things necessary, without additional compensation, whether during Executive's employment or after, to assist the Company to register, perfect, maintain and/or enforce the Company's rights in any Development, including without limitation any patent, copyright, trade secret or other right or interest.

                  14. Injunctive Relief with Respect to Covenants; Forum, Venue and Jurisdiction. Executive acknowledges and agrees that the covenants, obligations and agreements of Executive contained in Sections 8, 9, 10, 11, 12 and 13 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have. The Company and Executive hereby irrevocably submit to the exclusive jurisdiction of the courts of New York, and the Federal courts of the United States of America, in each case located in New York City in respect of the injunctive remedies set forth in this Section 14 and the interpretation and enforcement of Sections 8, 9, 10, 11, 12, 13 and 14 insofar as such interpretation and enforcement relate to any request or application for injunctive relief in accordance with the provisions of this Section 15, and the parties hereto hereby irrevocably agree that (a) the sole and exclusive appropriate venue for any suit or proceeding relating solely to such injunctive relief shall be in such a court, (b) all claims with respect to any request or application for such injunctive relief shall be heard and determined exclusively in such a court, (c) any such court shall have exclusive jurisdiction over the person of such parties and over the subject matter of any dispute relating to any request or application for such injunctive relief, and
(d) each hereby waives any and all objections and defenses based on forum, venue or personal or subject matter jurisdiction as they may relate to an application for such injunctive relief in a suit or proceeding brought before such a court in accordance with the provisions of this Section 14. All disputes not relating to any request or application for injunctive relief in accordance with this Section 14 shall be resolved by arbitration in accordance with
Section 17(b).

                  Notwithstanding any other provision hereof, the Company's obligations to pay Executive any amount or provide Executive with any benefit or right pursuant to Section 7(f) is subject to Executive's compliance with his obligations under Sections 8 through 14, inclusive, and in the event that Executive fails in any material respect to comply with any such obligations, the Company's obligations to make any additional payments or provide any additional benefits or other rights or entitlements to Executive pursuant to any provision of this Agreement shall immediately cease and Executive shall be required to immediately repay to the Company all amounts theretofore paid to Executive pursuant to Section 7(f).

                  15. Assumption of Agreement. The Company shall require any Successor thereto, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder if the Company had terminated Executive's employment Without Cause as described in Section 7, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

                  16. Indemnification. The Company agrees both during and after the Employment Term to indemnify Executive to the fullest extent permitted by its Certificate of Incorporation against actions or inactions of Executive during the Employment Term as an officer, director or employee of the Company or any of its Subsidiaries or Affiliates or as a fiduciary of any benefit plan of any of the foregoing. The Company also agrees to provide Executive with directors and officers insurance coverage both during and, with regard to matters occurring during the Employment Term after the Employment Term. Such coverage shall be at a level at least equal to the level being maintained at such time for the then current officers and directors or, if then being maintained at a higher level with regard to any prior period activities for officers or directors during such prior period, such higher amount with regard to Executive's activities during such prior period.

                  17.      Entire Agreement; Survival of Letter Agreement.
(a) Entire Agreement. This Agreement (including the Schedules hereto), together with the Surviving Provisions of the Letter Agreement (as defined below), constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. All prior correspondence and proposals (including but not limited to summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter (including but not limited to those made to or with Executive by any other Person and those contained in any prior employment, consulting or similar agreement entered into by Executive and the Company or any predecessor thereto or Affiliate thereof) are merged herein and superseded hereby, other than the Surviving Provisions of the Letter Agreement.

                  (b) Survival of Letter Agreement. From and after the date hereof, all of the Surviving Provisions of the Letter Agreement shall continue in full force and effect in accordance with their terms and shall be deemed incorporated herein by reference as if fully set forth herein. For purposes hereof, the term "Surviving Provisions of the Letter Agreement" shall mean all of the terms and provisions of the Letter Agreement, other than
Section III of the Letter Agreement and Exhibit A to the Letter Agreement.

                  18.      Miscellaneous.

                  (a) Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of the Company and its successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and his heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, except as provided pursuant to this Section 18(a). The Company may effect such an assignment without prior written approval of Executive upon the transfer of all or substantially all of its business and/or assets (by whatever means), provided that the Successor to the Company shall expressly assume and agree to perform this Agreement in accordance with the provisions of Section 15.

                  (b) Arbitration. Any dispute or controversy arising under or in connection with this Agreement (except in connection with any request or application for injunctive relief in accordance with Section 14) shall be resolved by binding arbitration. The arbitration shall be held in New York City and, except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by the Company, one appointed by Executive, and the third appointed by the other two arbitrators. All expenses of arbitration shall be borne by the party who incurs the expense, or, in the case of joint expenses, by both parties in equal portions.

                  (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflicts of laws.

                  (d) Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

                  (e) Amendments. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Board or a Person authorized thereby and is agreed to in writing by Executive. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

                  (f) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

                  (g) Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

                  (A)      If to the Company, to it at:

                           Office of the General Counsel
                           Instinet Group Incorporated
                           3 Times Square
                           New York, New York 10036
                           Attention:  Paul Merolla
                           Telephone:  212-310-7548
                           Facsimile:  646-223-9017

                  (B) if to Executive, to him at his residential address as currently on file with the Company.

                  (h) Voluntary Agreement; No Conflicts. Executive represents that he is entering into this Agreement voluntarily and that Executive's employment hereunder and compliance with the terms and conditions of this Agreement will not conflict with or result in the breach by Executive of any agreement to which he is a party or by which he or his properties or assets may be bound.

                  (i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

                  (j) Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

                  (k)      Certain Definitions.

                  "Affiliate": with respect to any Person, means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary.

                  "Business": means the creation and delivery of transactional products and products related to the financial services sector and brokerage services related thereto delivered largely, but not exclusively, through advanced technology, that permit or aid the Company's customers to invest in, purchase and sell securities (whether fixed income or equity, both during normal market hours and after hours), and any and all other businesses that after the date hereof, and from time to time during the Employment Period, are material with respect to the Company's and its Affiliates' businesses.

                  "Control": with respect to any Person, means the possession, directly or indirectly, severally or jointly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

                  "Person": any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.

                  "Subsidiary": with respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing 50% or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.

                  "Successor": of a Person means a Person that succeeds to the first Person's assets and liabilities by merger, liquidation, dissolution or otherwise by operation of law, or a Person to which all or substantially all the assets and/or business of the first Person are transferred.

                  IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representatives, and Executive has hereunto set his hand, in each case effective as of the date first above written.

                                INSTINET GROUP INCORPORATED

                                By: /s/ Mark D. Nienstedt
                                    ------------------------------------
                                    Name:  Mark D. Nienstedt
                                    Title: Acting President and CEO

                                Executive:

                                /s/ Edward J. Nicoll
                                ---------------------------------------
                                    Name:  Edward J. Nicoll